UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 6, 2018

NORTHERN OIL AND GAS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-33999	95-3848122
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Carlson Parkway, Suite 990 Minnetonka, Minnesota	55305
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code   (952) 476-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02.    Results of Operations and Financial Condition.

On August 9, 2018, Northern Oil and Gas, Inc. issued a press release announcing 2018 second quarter financial and operating results. A copy of the press release is furnished as Exhibit 99.1 hereto.

Item 3.02             Unregistered Sales of Equity Securities.

On August 6, 2018 and August 7, 2018, Northern Oil and Gas, Inc. (the “Company”) entered into two independent, separately negotiated exchange agreements with holders of the Company’s 8.00% senior notes due 2020 (the “Notes”).

Pursuant to the first agreement, the Company agreed to issue 3,244,657 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), in exchange for $11,954,000 aggregate principal amount of the Notes.  If the volume weighted average price of the Common Stock over a specified period is below a certain price, the Company will be required to issue additional shares of Common Stock to the holder.  The initial shares of Common Stock are expected to be issued on or about August 13, 2018.

Pursuant to the second agreement, the Company agreed to issue an amount of shares of Common Stock with an agreed-upon value of $1,567,500 in exchange for $1,500,000 aggregate principal amount of the Notes. The actual number of shares of Common Stock to be issued in the exchange will be based on the volume-weighted average price per share of the Common Stock over a specified period.  The shares of Common Stock are expected to be delivered on or about August 13, 2018.

The issuance of the shares of Common Stock in exchange for the Notes is being made in reliance on the exemption from registration provided in Section 3(a)(9) of the Securities Act of 1933, as amended.

Item 9.01.    Financial Statements and Exhibits.

Exhibit Number	Description

99.1	Press release of Northern Oil and Gas, Inc., dated August 9, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 9, 2018	NORTHERN OIL AND GAS, INC. By /s/ Erik J. Romslo Erik J. Romslo Executive Vice President, General Counsel and Secretary